Exhibit 5.2
[Conyers Dill & Pearman Limited Letterhead]

30 June 2020
Matter No.: 319142
+441 298 7859
chiara.nannini@conyers.com
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 09
Bermuda

Dear Sirs

Re: Arch Capital Group Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the proposed issuance and sale by the Company of its US$1,000,000,000 aggregate principal amount of 3.635% Senior Notes due 2050 (the “Notes”), pursuant to the purchase agreement dated 23 June 2020 among the Company, and Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Lloyds Securities Inc. as representatives of the several underwriters named in Schedule A therein (the “Purchase Agreement”). The Notes will be issued and sold pursuant to the prospectus supplement dated 23 June 2020 (the "Prospectus Supplement"), supplementing the prospectus dated 3 November 2017 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) that forms part of the Registration Statement on Form S-3 (File No. 333-221344) of the Company (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
The Notes will be issued pursuant to an indenture, dated as of 4 May 2004 between the Company and the Trustee (as such term is defined therein) as successor to JPMorgan Chase Bank (the “Original Indenture”), as supplemented by the first supplemental indenture, dated as of 8 December 2016 (the “First Supplemental Indenture”) and the second supplemental indenture, dated as of 30 June 2020 (the “Second Supplemental Indenture” and together with the First Supplemental Indenture and the Original Indenture, the “Indenture”) by and between the Company and the Trustee.
For the purposes of giving this opinion, we have examined the Prospectus, the Registration Statement, the Purchase Agreement, the Indenture, an extract of minutes of a meeting of the Company's Board of Directors held on 15 May 2020, the resolutions of the executive committee of the Company dated 19 June 2020, each certified by the Secretary of the Company on 30 June 2020 (the resolutions contained in such extract and the resolutions of the executive committee being collectively referred to herein as the "Resolutions"). We have also reviewed the memorandum of association and the bye-laws of the Company (together, the "Constitutional Documents"), certified by the Secretary of the Company on 30 June 2020, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Propsectus, the Indenture and the other documents reviewed by us, (d) that the Company will enter into the Indenture in furtherance of its objects as set out in its memorandum of association, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) that the Indenture is valid and binding in accordance with its terms pursuant to its governing law, (i) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Indenture and the due execution and delivery thereof by each party thereto, (j) that none of the parties to the Indenture (other than the Company) carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (k) at the time of issue of the Notes, the general permission to the issue and subsequent transfer of securities, other than equity securities, of the Bermuda Monetary Authority will not have been revoked or amended, (l) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.
The obligations of the Company in connection with the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the issuance by the Company of the Notes and is not to be relied upon in respect of any other matter.

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On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda and is in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and shall have been duly delivered to the purchasers therefor against payment of the agreed consideration therefore as provided in the Purchase Agreement, the Notes will be validly issued and will constitute valid and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited_

Conyers Dill & Pearman Limited

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